Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations
Stephen J. Hansbrough	Scott Liolios or Ron Both
Chairman & CEO	Liolios Group, Inc.
HearUSA, Inc	info@liolios.com
(561) 478-8770	(949) 574-3860

HearUSA Reports Revenues for First Quarter 2009

West Palm Beach, Fla. – April 7, 2009 – HearUSA, Inc. (AMEX:EAR), the recognized leader in hearing care for the nation's top managed care providers through over 200 company-owned hearing care centers and a network of over 1,900 affiliated providers, reported revenues for the first quarter ended March 28, 2009.

Net revenues increased approximately 6% from the previous quarter to $26.0 million and decreased approximately 10% from the same period a year ago.

“We are encouraged by the increase in revenues from the previous quarter,” said Stephen J. Hansbrough, HearUSA’s chairman and CEO. “The steps we took toward the end of 2008 are beginning to show the results we expected.”

The company will provide further results in its complete first quarter earnings press release and conference call, which will be announced at a later date.

About HearUSA

HearUSA, Inc. provides hearing care to patients primarily through 200 company-owned hearing care centers, which offer a complete range of quality hearing aids with an emphasis on the latest digital technology. HearUSA Centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Missouri, North Carolina, and the province of Ontario, Canada. The company also derives revenues from its HearUSA Hearing Care Network, comprised of 1,900 affiliated audiologists in 49 states, as well as its website that enables online purchases of hearing related products, such as batteries, hearing aid accessories and assistive listening devices. For further information, click on "investor information" at the HearUSA website: www.hearusa.com.

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